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                          September 20, 2023

       Mark Webb
       Chief Financial Officer
       J.Jill, Inc.
       4 Batterymarch Park
       Quincy, MA 02169

                                                        Re: J.Jill, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 15,
2023
                                                            File No. 333-274536

       Dear Mark Webb:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jenny
O'Shanick at 202-551-8005 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Steve Patterson